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                                                                    EXHIBIT 11.1

                               APACHE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                      (In thousands except per share data)


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
                                                           For the                         For the
                                                        Quarter Ended                  Six Months Ended
                                                        June 30, 1994                    June 30, 1994
                                                --------------------------        --------------------------
                                                                   Fully                             Fully
                                                 Primary          Diluted          Primary          Diluted
                                                ---------        ---------        ---------        ---------
Net income                                      $  10,196        $  10,196        $  19,603        $  19,603
Assumed reduction of interest
 expense upon conversion of
 $75 million 3.93% convertible
 notes, net of tax                                    532              532            1,063            1,063
                                                ---------        ---------        ---------        ---------

Net income, as adjusted                         $  10,728        $  10,728        $  20,666        $  20,666
                                                =========        =========        =========        =========

Weighted average common
 shares outstanding                                61,243           61,243           61,204           61,204
Stock options:  common stock
 equivalents outstanding using
 the treasury stock method                            236              236              236              236
Common shares issuable upon
 assumed conversion of
 3.93% convertible notes                            2,778            2,778            2,778            2,778
                                                ---------        ---------        ---------        ---------

Common shares outstanding,
 as adjusted                                       64,257           64,257           64,218           64,218
                                                =========        =========        =========        =========

Earnings per share                              $     .17        $     .17        $     .32        $     .32
                                                =========        =========        =========        =========
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